AMENDMENT TO
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is made this 1st day of September, 2016 by and between TITAN MACHINERY INC., a Delaware corporation (the “Company”) and MARK KALVODA (“you”).

WHEREAS, the Company and you (collectively, the “parties”) have entered into an Amended and Restated Executive Employment Agreement dated September 4, 2015 (“Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the parties agree as follows:
1.Paragraph 6 “Incentive Bonus” of the Employment Agreement is amended to read as follows:

6.    Incentive Bonus. For each full fiscal year of the Company that you are employed during the Term, you will be eligible for an incentive award opportunity payable from 0% to 150% of your base salary in effect at the end of such fiscal year, pursuant to the terms and conditions recommended by the CEO and approved by the Committee, based upon a target equal to 75% of your annual base salary in effect at such time. Objectives will be established by the Committee for each fiscal year. Any annual incentive bonus earned for a fiscal year will be paid to you within two and one-half (2½) months after the end of such fiscal year.

2.All other terms and provisions of the Employment Agreement not specifically modified or altered, or not specifically deleted in this Amendment are hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

TITAN MACHINERY INC.

By:     /s/ Stanley Dardis
Stanley Dardis
Chair of the Compensation Committee

/s/ Mark Kalvoda
Mark Kalvoda